Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196331

Prospectus Supplement No. 6

(to prospectus dated May 6, 2015)

Sophiris Bio Inc.

This Prospectus Supplement No. 6 supplements and amends the prospectus dated May 6, 2015, or the Original Prospectus, and Prospectus Supplement No. 1 thereto, dated May 15, 2015, Prospectus Supplement No. 2 thereto, dated May 29, 2015, Prospectus Supplement No. 3 thereto, dated August 24, 2015, Prospectus Supplement No. 4 thereto, dated August 24, 2015 and Prospectus Supplement No. 5 thereto, dated August 24, 2015 which we refer to collectively to as the Prospectus, relating to the sale of an aggregate of 3,409,629 of our common shares, no par value, by the selling shareholder identified in the Original Prospectus.

On August 21, 2015, we filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to our receipt of a letter from the Listings Qualifications Department of the Nasdaq Stock Market notifying the Company that the Company did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq. The information set forth below supplements and amends the information contained in the Prospectus. This Prospectus Supplement No. 6 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

The prices at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling shareholder. However, we may receive proceeds of up to $15.0 million from the sale of our common shares to the selling shareholder, pursuant to a common stock purchase agreement entered into with the selling shareholder on May 16, 2014, including proceeds that we have already received thereunder.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling shareholder will be paid by the selling shareholder.

Our common shares trade on the NASDAQ Global Market, or NASDAQ, under the ticker symbol “SPHS”. On August 21, 2015, the last reported sale price per common share was $0.92 per share.

This investment involves risks. See “Risk Factors” on page 7 of the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is August 24, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 18, 2015

Date of Report (Date of earliest event reported)

Sophiris Bio Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1258 Prospect Street
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 777-1760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2015, Sophiris Bio Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Company did not meet the minimum stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5450(b)(1)(A). Under the Nasdaq listing rules, the Company has 45 calendar days to submit a Compliance Plan (“Plan”) to regain compliance with the minimum stockholder’s equity requirement. If our Plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from August 18, 2015 for the Company to gain compliance with the minimum stockholders’ equity requirement.

The Company plans to submit our Plan to Nasdaq by no later than October 2, 2015. If our Plan is accepted we will be granted an extension of up to 180 days to regain compliance. If our Plan is not accepted, we will have the opportunity to appeal the decision before the Nasdaq Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

Dated: August 21, 2015
	By:	/s/ Peter Slover
Peter Slover
Chief Financial Officer